Exhibit 99.1

Cohu Announces Divestment of its Printed Circuit Board Test Business

POWAY, Calif.--(BUSINESS WIRE)--May 10, 2021-- Cohu, Inc. (NASDAQ: COHU), a global leader in back-end semiconductor equipment and services, today announced that it has entered into a definitive agreement with Mycronic AB (MYCR.ST) (“Mycronic”), a Swedish high-tech company engaged in the development, manufacture and marketing of production equipment, under which Mycronic will acquire atg Luther & Maelzer GmbH and other affiliated entities and assets related to Cohu’s Printed Circuit Board Test Group (“PTG”) business. The purchase price of approximately $125 million will be paid in cash at close, subject to adjustment for certain closing accounts. Cohu intends to use the expected net cash proceeds of approximately $95 to $100 million, after estimated transaction costs and taxes, to repay outstanding principal on its term loan facility. No regulatory approvals are expected to be required and the transaction is expected to be completed by the end of June 2021, subject to customary closing conditions.

The PTG business reported sales for the last twelve months, as of March 27, 2021, of $52.9 million. Cohu does not expect to update its guidance for the second quarter of 2021 ending June 26, 2021.

Luis A. Müller, Cohu’s President and Chief Executive Officer, stated: “PTG has been a valued part of our business since joining Cohu with the Xcerra acquisition in 2018, and I want to thank all employees for their contributions to the company. Combining forces with Mycronic creates additional scale in the PCB market segment and greater opportunities for PTG’s success in the future, while enabling Cohu to focus on semiconductor equipment and services businesses.”

Forward Looking Statements:

Certain statements contained in this release may be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the divestment of PTG, net cash proceeds, and expected closing date. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the satisfaction of closing conditions or other covenants, counter-party performance, unforeseen delays, unknown regulatory matters, tax liabilities or other factors beyond our knowledge or control. These and other risks and uncertainties are discussed more fully in Cohu’s filings with the SEC, including the most recently filed Form 10-K and Form 10-Q, and the other filings made by Cohu with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. Except as required by applicable law, Cohu does not undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

About Cohu:

Cohu (NASDAQ: COHU) is a global leader in back-end semiconductor equipment and services, delivering leading-edge solutions for the manufacturing of semiconductors and printed circuit boards. Additional information can be found at www.cohu.com.

Investor Contact:

Cohu, Inc.

Jeffrey D. Jones - Investor Relations

858-848-8106